Exhibit B-1(e)



                        LESSEE'S CONSENT



     Pursuant to Section 33(d) of the Fuel Lease, dated as of

December 22, 1988, between River Fuel Trust #1 ("Lessor") and

Entergy Arkansas, Inc. ("Lessee"), Lessee hereby consents to

Lessor's execution and delivery of four separate Note Purchase

Agreements, each dated as of March 17, 1999, with Metropolitan

Life Insurance Company, Security First Life Insurance Company,

Nationwide Life Insurance Company and Nationwide Life and Annuity

Insurance Company, as Purchasers, relating to the issue and sale of $25,000,000 aggregate principal amount of Lessor's

Intermediate Term Secured Notes, 6.52% Series D, due March 15,

2002.



                              ENTERGY ARKANSAS, INC.



                              By:     Steven C. McNeal




Dated:  March 17, 1999